Exhibit No. 10.96

Russ Berrie and Company, Inc.

111 Bauer Drive, Oakland, NJ 07436

(201) 337-9000  (800) 631-8465

September 28, 2005

Mr. Arnold S. Bloom

8 Suzanne Lane

Chappaqua, NY 10514

Dear Arnold:

This letter serves to confirm the severance arrangement between Russ Berrie and Company, Inc. (the “Company”) and you.  In recognition and appreciation for your many years of service and contribution to the Company, the severance package consists of the following:

1.               Title; Termination of Employment; Final Paycheck.  Effective September 26 through December 31, 2005, you shall hold the title of, and serve as, a Company Vice President.  Your employment with the Company will terminate effective December 31, 2005.  You will be paid your final paycheck in the usual manner.  That final paycheck will include your regular pay through December 31, 2005.

2.               Severance Payments.  The Company will pay you severance for a period of 12 months pursuant to the Company’s Severance Policy for Domestic Vice Presidents (and Above).  Severance payments will begin with the first pay period of 2006.  Severance will be paid at your current salary rate (base pay not including bonuses, commissions or the like.  The severance will be paid over the course of the severance period in accordance with the Company’s normal pay schedule (not in a lump sum).  Notwithstanding the terms of the Company’s Severance Policy for Domestic Vice Presidents (and Above), the severance pay will continue even if you secure other employment during the severance payment period (but subject to the terms of the Release Agreement hereinafter described).  In order to receive the severance payments under the Company’s Severance Policy for Domestic Vice Presidents (and Above), you must sign and deliver to the Company its form of Release Agreement (a copy of which is attached hereto).

3.               Other Payments.  In addition to the severance payments described in paragraph 2 above, the Company will also pay to you additional severance in the amount of Two Thousand Six Hundred Fifteen Dollars ($2,615.00) per regular pay period for a period of 26 pay periods, beginning with the first pay period in 2006.  In order to receive these additional severance payments, you must sign and deliver to the Company its form of Release Agreement (referenced in paragraph 2 above).

4.               Benefit Continuation.  Pursuant to the Company’s Severance Policy for Domestic Vice Presidents (and Above), you are entitled to remain on the Company’s family medical and family dental insurance plans for a period of 12 months after termination of employment.  This means that you will be covered under these insurance coverages from January 1 through December 31, 2006.  The premiums for this coverage during that 12 month period are paid entirely by the Company.  In other words, the Company will pay your premiums for the medical and dental coverage in which you were enrolled on the date of your termination of employment.  The benefit continuation will continue even if you secure other employment during the period of benefit continuation (but subject to the terms of the above-referenced Release Agreement).  As a condition to receiving the 12 months of benefit continuation coverage, you must sign and deliver to the Company the Company’s form of Release Agreement (referenced in paragraph 2 above).

5.               Other Benefits.  Pursuant to the Company’s Severance Policy for Domestic Vice Presidents (and Above), during the 12 month severance period, you are entitled to remain on all of the Company’s other insurance plans for which you were eligible on the date of termination of your employment.

6.               COBRA.  After the expiration of the benefit continuation coverage described in paragraph 4 above, you will be entitled to continue your benefits, at your expense, pursuant to the provisions of COBRA. You will receive more information (including the cost) about COBRA directly from the Company’s COBRA administrator (PayFlex Systems USA, Inc).  This right to continue your benefits under COBRA would currently allow you to continue your benefits (at your expense) for a period of 18 months commencing January 1, 2007.

7.               2005 Vacation.  You will be paid for all 2005 accrued and unused vacation time (including carry-over time).  Our records indicate that you currently have 17 accrued and unused vacation (and carry-over) days.  You will be paid for these days (less the vacation days, if any, that you use between now and December 31, 2005).  This vacation pay will be included in your final paycheck (described in paragraph 1 above).

8.               Automobile Allowance.  Pursuant to the Company’s Severance Policy for Domestic Vice Presidents (and Above), you are entitled to payment of your automobile allowance for a period of 60 days following termination of employment.  You will receive payment of that allowance for the first 60 days of 2006.

9.               401(k) Plan.  Enclosed please find a letter explaining the various alternatives regarding the monies you have in your 401(k) account.

10.        Executive Deferred Compensation Plan.  Our records indicate that you have monies in the Executive Deferred Compensation Plan.  Enclosed please find an informational sheet relating to your options with respect to these monies.

11.        Company Property.  On or prior to your date of termination of employment, you are required to return all Company property and documents.

12.        Unemployment Benefits.  You may be entitled to file for unemployment compensation providing that you meet your State’s criteria.  The Company agrees not to contest your application for unemployment benefits.

The above-described severance arrangement supercedes all other severance, termination and all other provisions contained in any Company policies (including, without limitation, the Company’s Severance Policy for Domestic Vice Presidents (and Above)) and in any agreements between the Company and you (including, without limitation, the stock option agreements between the Company and you and the Company’s Change-in-Control Agreement).

Arnold, I wish you the best in your future endeavors.

Very truly yours,

/s/ Anthony Cappiello
Anthony Cappiello
EVP and CAO

cc:  A. Gatto

       E. Goldenberg